Exhibit 99.1

COMPANY CONTACT:	INVESTOR CONTACT:
Martha L. Hough	Lippert/Heilshorn & Associates, Inc.
VP Finance & Investor Relations	Jody Cain (jcain@lhai.com)
(858) 314-5824	Bruce Voss (bvoss@lhai.com)
Debra P. Crawford	(310) 691-7100
Chief Financial Officer
(858) 314-5708
For Immediate Release
SANTARUS REPORTS FIRST QUARTER 2008 FINANCIAL RESULTS
First quarter revenues up 29% and net loss reduced 54% from prior year period
Updates financial outlook for 2008
Conference call to begin at 5:00 p.m. Eastern time today
SAN DIEGO (May 7, 2008) — Santarus, Inc. (NASDAQ: SNTS), a specialty pharmaceutical company, today reported financial and operating results for the quarter ended March 31, 2008. Key financial results for the 2008 first quarter include:
•	Total revenues of $24.5 million increased 29% compared with $19.0 million in the prior year period

•	Net product sales of $19.4 million increased 14% compared with $17.0 million in the prior year period

•	Net loss of $7.6 million, or $0.15 per share, a decrease of 54% compared with a net loss of $16.4 million, or $0.32 per share, in the prior year period
“During the first quarter of 2008, we achieved substantial revenue growth compared with the prior year period. In addition, our focus on managing our business resulted in an $8.8 million reduction in our net loss compared with the first quarter of 2007, a significant improvement of our bottom line,” said Gerald T. Proehl, president and chief executive officer of Santarus.
Additional Business Highlights
Key first quarter and recent highlights include the following:
•	Grew ZEGERID® brand total prescriptions to approximately 252,000 in the first quarter of 2008, an increase of 46% versus total prescriptions in the first quarter of 2007.
•	Announced that the company’s licensor, the University of Missouri, received a Notice of Allowance from the U.S. Patent and Trademark Office (USPTO) for U.S. patent application number 10/641,732, which, when issued will provide additional patent coverage for the company’s ZEGERID products. Subject to final issuance by the USPTO, the newly allowed claims will have a July 2016 expiration date.
•	Announced the submission of a New Drug Application in the U.S. by Schering-Plough HealthCare Products, Inc. for a ZEGERID branded over-the-counter (OTC) product in March 2008. Under the terms of its license agreement with Schering-Plough, Santarus is entitled to receive up to $22.5 million in regulatory milestones and up to an additional $37.5 million in sales milestones, in addition to low double-digit royalties on any OTC products sold by Schering-Plough under the license agreement.
•	Announced the commercial launch of ZEGERID prescription products by GlaxoSmithKline in Puerto Rico and the U.S. Virgin Islands in February 2008. According to market research firm IMS Health Incorporated, retail sales of prescription proton pump inhibitor (PPI) products in Puerto Rico and the U.S. Virgin Islands were approximately $129 million in 2007.
•	Provided notice to Otsuka America Pharmaceutical, Inc. of the company’s intent to terminate the co-promotion agreement for ZEGERID products effective August 13, 2008, or earlier as the parties may mutually agree. Santarus will continue to promote its ZEGERID prescription products in the U.S. with its commercial organization currently comprised of approximately 375 field-based personnel.
•	Provided training for the commercial sales organization on positive clinical results from a study with immediate-release ZEGERID (omeprazole/sodium bicarbonate) Capsules 40 mg/1100 mg and two other marketed PPIs, Prevacid® (lansoprazole) delayed release capsules 30 mg and Protonix® (pantoprazole sodium) delayed-release tablets 40 mg. The study evaluated the effect of morning PPI dosing on 24-hour gastric acid control in patients with symptoms of gastroesophageal reflux disease (GERD) and showed that the control of gastric acid with ZEGERID Capsules was significantly greater and significantly faster than with the comparator drugs. Data from the study will be discussed in a poster presentation on Sunday, May 18, 2008 at the Digestive Disease Week medical meeting.
First Quarter 2008 Financial Results
Net product sales were $19.4 million in the first quarter of 2008, increasing approximately 14% over net product sales of $17.0 million in the first quarter of 2007. The 2008 and 2007 first quarter results consisted of sales of ZEGERID Capsules and ZEGERID Powder for Oral Suspension.
Total revenues for the first quarter of 2008 were $24.5 million, consisting of $19.4 million in net product sales and $5.1 million in contract revenue. Santarus reported $19.0 million in total revenues in the first quarter of 2007, including $17.0 million in net product sales and $2.0 million in contract revenue.
Santarus reported a net loss of $7.6 million, or $0.15 per share, for the first quarter of 2008, compared with a net loss of $16.4 million, or $0.32 per share, for the first quarter of 2007.
The cost of product sales was $1.7 million, or approximately 9% of net product sales, in the first quarter of 2008, compared with $1.6 million in the first quarter of 2007, which was approximately 10% of net product sales.
Santarus reported license fees and royalties of $2.7 million in the first quarter of 2008, which consisted of royalties payable to the University of Missouri and to Otsuka America Pharmaceutical, Inc. based on net product sales. License fees and royalties were $2.4 million in the first quarter of 2007.
Selling, general and administrative expenses were $26.5 million for the first quarter of 2008, and $30.6 million for the first quarter of 2007. The decrease was primarily attributable to a decrease in selling costs and costs associated with advertising and promotional activities as well as a decrease in stock-based compensation.
As of March 31, 2008, Santarus had cash, cash equivalents and short-term investments of $52.4 million, compared with $64.7 million as of December 31, 2007. The decrease of $12.3 million resulted primarily from the company’s net loss for the three months ended March 31, 2008, adjusted for non-cash stock-based compensation and changes in operating assets and liabilities. As of March 31, 2008, approximately $4.1 million of AAA rated auction rate securities issued by municipalities were reclassified from short-term investments to long-term investments due to the current illiquid state of these securities. Santarus believes it will not need to raise additional funds to finance current operations over the next 12 months; however, the company may pursue raising additional funds in connection with licensing or acquisition of new products. Sources of additional funds may include funds generated through strategic collaborations or licensing agreements, or through equity, debt and/or royalty financing.
Financial Outlook for 2008
Based on an assessment of current trends in the PPI market, including a decline in delayed-release branded PPI prescription products, Santarus is revising its expectations for 2008 revenue growth. The company now expects to report total revenues of $115 million to $125 million, compared with a previously announced range of $115 million to $130 million. Santarus also now expects estimated year-over-year growth of ZEGERID net product sales of 15% to 25%, compared with previously announced anticipated growth of 25% to 30%.
The company affirmed expectations to achieve breakeven in the fourth quarter of 2008, including contributions from existing contract revenue sources, the components of which may include milestone or other payments.
Conference Call
Santarus has scheduled an investor conference call regarding this announcement at 5:00 p.m. Eastern time (2:00 p.m. Pacific time) today, May 7, 2008. Individuals interested in participating in the call may do so by dialing 888-803-8275 for domestic callers, or 706-643-7736 for international callers. A telephone replay will be available for 48 hours following conclusion of the call by dialing 800-642-1687 for domestic callers, or 706-645-9291 for international callers, and entering reservation code 44462304. The live conference call also will be available via the Internet by visiting the Investor Relations section of the company’s Web site at www.santarus.com and a recording of the call will be available on the company’s Web site for 14 days following the completion of the call.
About Santarus
Santarus, Inc. is a specialty pharmaceutical company focused on acquiring, developing and commercializing proprietary products that address the needs of patients treated by gastroenterologists or primary care physicians. The company currently markets ZEGERID Capsules and Powder for Oral Suspension. These products are immediate-release formulations of omeprazole, a widely prescribed PPI. More information about Santarus is available on the company’s Web site at www.santarus.com.
Santarus cautions you that statements included in this press release that are not a description of historical facts are forward-looking statements. These forward-looking statements include statements regarding projected total revenues, the potential for and timing of breakeven, liquidity and other financial performance and the potential to grow ZEGERID brand net product sales. The inclusion of forward-looking statements should not be regarded as a representation by Santarus that any of its plans will be achieved. Actual results may differ materially from those set forth in this release due to the risks and uncertainties inherent in Santarus’ business, including, without limitation: Santarus’ ability to increase market demand for, and sales of, its ZEGERID products and any other products that it or its strategic partners market; the scope and validity of patent protection for Santarus’ products, including the outcome and duration of its patent infringement lawsuits against Par Pharmaceutical, Inc., and Santarus’ and its strategic partners’ ability to commercialize products without infringing the patent rights of others; Santarus’ dependence on a number of third parties, such as GlaxoSmithKline under the license and distribution agreements and Schering-Plough under the OTC license agreement, whether these third party arrangements will result in payments to Santarus on anticipated timeframes or at all and whether these arrangements will otherwise be successful; adverse side effects or inadequate therapeutic efficacy of

Santarus’ products or co-promotion products that could result in product recalls, market withdrawals or product liability claims; competition from other pharmaceutical or biotechnology companies and evolving market dynamics, including the impact of currently available generic PPI products and the introduction of additional generic PPI products; Santarus’ ability to further diversify its sources of revenue and product portfolio; other difficulties or delays relating to the development, testing, manufacturing and marketing of, and maintaining regulatory approvals for, Santarus’ and its strategic partners’ products; fluctuations in quarterly and annual results; Santarus’ ability to obtain additional financing as needed to support its operations or future product acquisitions; and other risks detailed in Santarus’ prior press releases, as well as in public periodic filings with the Securities and Exchange Commission.
You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. All forward-looking statements are qualified in their entirety by this cautionary statement and Santarus undertakes no obligation to revise or update this news release to reflect events or circumstances after the date hereof. This caution is made under the safe harbor provisions of Section 21E of the Private Securities Litigation Reform Act of 1995.
Santarus® and ZEGERID® are trademarks of Santarus, Inc.
[Tables to follow]

Santarus, Inc.
Condensed Balance Sheets
(in thousands)
(unaudited)

	March 31,	December 31,
	2008	2007
Assets
Current assets:
Cash and cash equivalents and short-term investments	$52,416	$64,678
Accounts receivable, net	11,676	9,681
Inventories, net	5,445	6,157
Other current assets	2,487	2,340

Total current assets	72,024	82,856
Long-term restricted cash	1,800	1,400
Long-term investments	4,099	—
Property and equipment, net	1,114	667
Other assets	362	421

Total assets	$79,399	$85,344

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable and accrued liabilities	$40,431	$37,355
Allowance for product returns	7,162	5,947
Current portion of deferred revenue	13,972	13,972

Total current liabilities	61,565	57,274
Deferred revenue, less current portion	9,254	12,722
Total stockholders’ equity	8,580	15,348

Total liabilities and stockholders’ equity	$79,399	$85,344

Santarus, Inc.
Condensed Statements of Operations
(in thousands, except share and per share amounts)
(unaudited)

	Three Months Ended
	March 31,
	2008	2007
Revenues:
Product sales, net	$19,415	$17,027
Contract revenue	5,051	1,931

Total revenues	24,466	18,958
Costs and expenses:
Cost of product sales	1,695	1,647
License fees and royalties	2,729	2,384
Research and development	1,706	1,634
Selling, general and administrative	26,516	30,647

Total costs and expenses	32,646	36,312

Loss from operations	(8,180)	(17,354)
Interest and other income, net	561	918

Net loss	$(7,619)	$(16,436)

Basic and diluted net loss per share	$(0.15)	$(0.32)

Weighted average shares outstanding to calculate basic and diluted net loss per share	51,312,875	50,705,298
# # #